Exhibit 10.2
AMENDMENT TO THE
VICTORIA’S SECRET & CO.
2021 STOCK OPTION AND PERFORMANCE INCENTIVE PLAN

        WHEREAS, Victoria’s Secret & Co. (the “Company”) sponsors the Victoria’s Secret & Co. 2021 Stock Option and Performance Incentive Plan (the “Plan”); and
        WHEREAS, the Company wishes to amend the Plan to increase the number of shares authorized for issuance under the Plan by 4,800,000 shares and to expand the deferral features under the Plan, subject to the consent of the Company’s stockholders; and
        NOW THEREFORE, effective as of the date this amendment is approved by the Company’s stockholders, the Plan is amended to provide as follows:

1.Section 2.02 of the Plan is hereby amended by deleting it in its entirety and replacing it with the following:
2.02. Maximum Shares Available. Subject to adjustment pursuant to Article XVI, the maximum aggregate number of shares of Common Stock available for issuance pursuant to Awards (including any Replacement Awards) as of the Effective Date is (i) 15,395,172 shares of Common Stock, plus (ii) the number of shares of Common Stock issuable upon the exercise or settlement of Substitute Awards and Converted Awards.
2.Section 4.03 of the Plan is hereby amended by deleting it in its entirety and replacing it with the following:
4.03. Non-Employee Director Limitations. No non-employee director of the Company may receive compensation for any fiscal year in excess of $1,000,000 in the aggregate, including cash payments and Awards under the Plan (with the value of any Award for purposes of the limit in this Section 4.03 determined based on the grant date fair value of such Award for financial reporting purposes); provided that the limit in this Section 4.03 shall not apply with respect to any Converted Awards or Replacement Awards. For purposes of clarity, the fiscal year limit shall apply based on the fiscal year in which the award is granted and not the year of payment.
3.Section 11.08 of the Plan is hereby amended by deleting it in its entirety and replacing it with the following:
11.08. Deferred Restricted Share Units. The Committee may permit a Participant who has been designated to receive an RSU Award to elect to defer the receipt of the shares in settlement of such RSU Award as well as the form of payment of such deferred RSUs. In addition, the Committee may permit non-employee directors of the Company to elect to defer cash retainers that would otherwise be payable in connection with such director’s services into deferred RSUs.

All elections under this Section 11.08 to defer the settlement of an RSU Award or cash retainers must be made in accordance with the requirements of Section 409A of the Code and the regulations thereunder. Any election not in compliance with such requirements shall be treated as invalid and the deferral election shall be disregarded. In the event of an invalid election, payment of cash retainers or distribution of the shares of Common Stock upon settlement of the Award shall be made as though the Participant did not elect to defer. For this purpose, an invalid deferral election shall include (but is not limited to) a deferral election that (i) is not executed (regardless of when received), (ii) is executed but received after the applicable irrevocable date or (iii) cannot otherwise become effective under applicable rules. If a valid deferral election is incomplete, the deferral election shall be honored and distribution of the shares of Common Stock attributable to the Award shall be made as though the Participant elected a deferred lump sum payment. For this purpose, a valid but incomplete deferral election is one that has been received and executed on or before the applicable irrevocable date, but does not indicate the form of payment (lump sum versus installments), or indicates an election for installment payments but not the number of installment payments. Unless the Award Agreement and terms and conditions accompanying specific Awards indicate otherwise, or as otherwise provided in the Plan, the deferred RSUs shall be subject to the same restrictions, conditions and forfeiture provisions as the associated nondeferred RSUs.
During the Restricted Period with respect to RSUs, Participants shall not have the right to receive any dividends. After the end of the Restricted Period and prior to the time that shares of Common Stock are transferred to the Participant, within sixty (60) days after the date of payment of a dividend by the Company on its shares of Common Stock, the Participant shall be credited with “dividend equivalents” with respect to each outstanding RSU in an amount equal to the amount the Participant would have received as dividends if the RSUs were actual shares of Common Stock. Such dividend equivalents will be converted into additional RSUs based on the Fair Market Value of the Common Stock on the dividend payment date, in accordance with the procedures established by the Committee, and paid at the same time and in the same manner as the underlying RSUs.
Non-employee directors who elect to defer cash retainer payments into deferred RSUs will be credited with dividend equivalents from the date the retainer payment would otherwise have been paid.
At no time shall any assets of the Company be segregated for payment of deferred RSUs hereunder. Participants who have elected to defer the settlement of RSUs shall at all times have the status of general unsecured creditors of the Company and shall not have any rights in or against specific assets of the Company. The Plan constitutes a mere promise by the Company to make payments attributable to deferred RSUs in the future, in accordance with the applicable terms and conditions.

    IN WITNESS WHEREOF, the Company has caused this Amendment to the Victoria’s Secret & Co. 2021 Stock Option and Performance Incentive Plan to be executed this 14th day of June, 2024.

VICTORIA’S SECRET & CO.

By:	/s/ Melinda McAfee
Name:	Melinda McAfee
Title:	Chief Human Resource Officer and Chief Legal Officer